Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance/Administration
(NASDAQ: JBHT)		and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES, RECORD NET EARNINGS AND RECORD EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2012

●	Fourth quarter 2012 Revenue:	$1.34 billion; up 11%
●	Fourth quarter 2012 Operating Income:	$143.3 million; up 17%
●	Fourth quarter 2012 EPS:	70 cents vs. 61 cents; up 15%

●	Full Year 2012 Revenue:	$5.1 billion; up 12%
●	Full Year 2012 Operating Income:	$530.2 million; up 19%
●	Full Year 2012 EPS:	$2.59 vs. $2.11; up 23%

LOWELL, ARKANSAS, January 24, 2013 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record fourth quarter 2012 net earnings of $84 million, or diluted earnings per share of 70 cents vs. fourth quarter 2011 net earnings of $72.6 million, or 61 cents per diluted share. Fourth quarter 2011 results included $3.9 million of pretax expense related to severance agreements for executive retirees and a charitable contribution, which reduced net earnings by 2 cents per diluted share.

Total operating revenue for the current quarter was $1.34 billion, compared with $1.2 billion for the fourth quarter 2011. Load growth of 11% in Intermodal (JBI) helped drive a 13% increase in segment revenue. Dedicated Contract Services (DCS) segment revenue increased by 9% primarily from the addition of new accounts. Integrated Capacity Solutions (ICS) segment revenue increased by 30% mostly from a 47% increase in load volume. Truck (JBT) segment revenue decreased 12% primarily from a 19% reduction in fleet size compared to a year ago. Current quarter total operating revenue, excluding fuel surcharges, increased approximately 10% vs. the comparable quarter 2011.

Operating income for the current quarter increased to $143.3 million vs. $122.3 million for the fourth quarter 2011. The increase is primarily from the higher revenue on greater load volumes and improved network balance in JBI, new incremental customer accounts in DCS, and greater load volumes and better gross margins in ICS. These improvements were partially offset by increased costs across almost all cost categories. Cost controls allowed for operating income to grow at a faster pace than revenues, improving overall margin.

Net earnings rose 16% to $84.0 million in the current quarter from $72.6 million in 2011, primarily due to the growth in revenue, effective cost controls and a lower cost of borrowing. Compared with the same period 2011, net interest expense in the current quarter was down $1 million, primarily due to a reduction in our average interest rate. The annual and fourth quarter effective tax rates in 2012 were 38.5% and 39.16%, respectively. The annual and fourth quarter effective tax rates in 2011 were 38.18% and 37.5%, respectively.

Segment Information:

Intermodal (JBI)

●	Fourth quarter 2012 Segment Revenue:	$821 million; up 13%
●	Fourth quarter 2012 Operating Income:	$104.2 million; up 24%

JBI revenue for the period grew 13% on volumes that increased 11% over the fourth quarter 2011. Eastern network loads increased 15% and transcontinental growth showed a 9% improvement during the quarter. Eastern network load growth moderated from a year ago due to a combination of factors including Hurricane Sandy, the closing of some rail service lanes and the loss of some incumbent business. Revenue per load, the combination of traffic mix, customer rate increases and changes in fuel surcharge revenue, increased 1.9% from the same period in 2011.

Operating income for the quarter grew 24%. Fourth quarter 2011 results include an approximate $2.8 million expense due to severance and charitable commitments. Improved network balance yielded positive results in container utilization, dray fleet utilization and a lower percentage of empty reposition moves. Cost increases in both rail and dray purchased transportation, driver wages and insurance and claims partially offset the improvements in productivity. The current period ended with approximately 59,000 units of trailing capacity and approximately 3,600 power units in the dray fleet.

Dedicated Contract Services (DCS)

●	Fourth quarter 2012 Segment Revenue:	$284 million; up 9%
●	Fourth quarter 2012 Operating Income:	$29.4 million; up 7%

DCS revenue increased 9% during the current quarter vs. 2011, while revenue, excluding fuel surcharges, increased 8%. The increase in revenue primarily resulted from 335 net additional revenue producing trucks, mostly due to converting customers' private fleets. Productivity (revenue per truck per week) was up 1% compared with the fourth quarter 2011.

Operating income increased 7% vs. same quarter 2011. Fourth quarter 2011 results include an approximate $0.6 million expense due to severance and charitable commitments. The increase in operating income is primarily related to a higher truck count and improved productivity, but was partially offset by increases in insurance and claims expense, driver wages and employee health insurance expense.

Integrated Capacity Solutions (ICS)

●	Fourth Quarter 2012 Segment Revenue:	$129 million; up 30%
●	Fourth Quarter 2012 Operating Income:	$4.6 million; up 13%

ICS revenue increased 30% in the current quarter vs. the fourth quarter 2011 mostly due to a 47% increase in load volume. Volumes grew faster than revenue primarily due to a change in freight mix driven by customer demand. Both contractual and transactional business realized volume increases, however contractual business continues to grow at a faster pace. Contractual business comprised approximately 67% of the total load volume in the current quarter vs. 59% a year ago.

Operating income increased 13% over the same period in 2011. Fourth quarter 2011 results include an approximate $0.2 million expense for severance and charitable commitments. Gross profit margin increased slightly to 14.1% in the current period from 13.9% last year. Positive results from increased and steady load growth at higher margins and improved productivity of a more experienced workforce were partially offset with cost increases for additional headcount, branch network expansion and a single large claim settlement. ICS's carrier base increased 12% and the employee count increased 18% from a year ago.

Truck (JBT)

●	Fourth quarter 2012 Segment Revenue:	$113 million; down 12%
●	Fourth quarter 2012 Operating Income:	$ 5.2 million; down 27%

JBT revenue for the current quarter decreased 12% from the same period in 2011 on an approximate 19% reduction in fleet size. Revenue, excluding fuel surcharges, decreased 12% from the comparable 2011 period. Rates per mile, excluding fuel surcharges, increased 8.9% overall due largely to Hurricane Sandy relief efforts during the quarter. Rates from consistent shippers improved 1.6% from a year ago. At the end of the period, JBT's tractor count was 2,093 compared to 2,585 in the fourth quarter 2011.

Operating income for the current quarter decreased 27% compared to the same quarter of 2011. Fourth quarter 2011 results included an approximate $0.3 million expense for severance and charitable commitments. Short term pricing improvements were offset by a lower truck count, reduced utilization, increased driver and independent contractor pay and fewer gains on the sale of equipment compared to the same period 2011.

Cash Flow and Capitalization:

At December 31, 2012, we had total debt outstanding of $685 million on various debt instruments compared to $749 million at December 31, 2011 and $645 million at September 30, 2012.

Our net capital expenditures for 2012 approximated $370 million vs. $446 million in 2011. The decrease in capital expenditures was primarily due to purchasing fewer containers and chassis for JBI and trading fewer tractors across all business units. At December 31, 2012, we had cash and cash equivalents of $5.6 million.

In the fourth quarter 2012, we used $50 million to purchase approximately 849,000 shares of our common stock. At December 31, 2012, we had approximately $453 million remaining under our share repurchase authorizations.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2011. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31
	2012		2011
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,067,194		$974,009
Fuel surcharge revenues	270,942		230,928
Total operating revenues	1,338,136	100.0%	1,204,937	100.0%

Operating expenses
Rents and purchased transportation	666,745	49.8%	579,910	48.1%
Salaries, wages and employee benefits	270,706	20.2%	258,483	21.5%
Fuel and fuel taxes	117,542	8.8%	116,567	9.7%
Depreciation and amortization	59,046	4.4%	55,632	4.6%
Operating supplies and expenses	44,978	3.4%	39,636	3.3%
Insurance and claims	16,447	1.2%	12,399	1.0%
General and administrative expenses, net of asset dispositions	7,513	0.6%	8,386	0.7%
Operating taxes and licenses	7,545	0.6%	7,246	0.6%
Communication and utilities	4,279	0.3%	4,391	0.4%
Total operating expenses	1,194,801	89.3%	1,082,650	89.9%
Operating income	143,335	10.7%	122,287	10.1%
Net interest expense	5,296	0.4%	6,214	0.5%
Earnings before income taxes	138,039	10.3%	116,073	9.6%
Income taxes	54,062	4.0%	43,508	3.6%
Net earnings	$83,977	6.3%	$72,565	6.0%
Average diluted shares outstanding	120,019		119,363
Diluted earnings per share	$0.70		$0.61

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31
	2012		2011
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$4,058,165		$3,677,679
Fuel surcharge revenues	996,815		849,163
Total operating revenues	5,054,980	100.0%	4,526,842	100.0%

Operating expenses
Rents and purchased transportation	2,485,635	49.2%	2,122,811	46.9%
Salaries, wages and employee benefits	1,037,526	20.5%	1,001,953	22.1%
Fuel and fuel taxes	465,874	9.2%	463,597	10.2%
Depreciation and amortization	229,166	4.5%	213,943	4.7%
Operating supplies and expenses	178,610	3.5%	160,425	3.6%
Insurance and claims	53,832	1.1%	44,929	1.0%
General and administrative expenses, net of asset dispositions	27,231	0.6%	28,900	0.7%
Operating taxes and licenses	29,461	0.6%	27,871	0.6%
Communication and utilities	17,445	0.3%	18,180	0.4%
Total operating expenses	4,524,780	89.5%	4,082,609	90.2%
Operating income	530,200	10.5%	444,233	9.8%
Net interest expense	25,559	0.5%	28,500	0.6%
Earnings before income taxes	504,641	10.0%	415,733	9.2%
Income taxes	194,287	3.9%	158,727	3.5%
Net earnings	$310,354	6.1%	$257,006	5.7%
Average diluted shares outstanding	120,022		121,922
Diluted earnings per share	$2.59		$2.11

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended December 31
	2012		2011
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$821,208	61%	$728,795	60%
Dedicated	283,722	21%	260,019	22%
Integrated Capacity Solutions	128,517	10%	98,881	8%
Truck	112,722	9%	127,928	11%
Subtotal	1,346,169	101%	1,215,623	101%
Intersegment eliminations	(8,033)	(1%)	(10,686)	(1%)
Consolidated revenue	$1,338,136	100%	$1,204,937	100%

Operating income

Intermodal	$104,223	73%	$83,882	69%
Dedicated	29,396	20%	27,356	22%
Integrated Capacity Solutions	4,614	3%	4,072	3%
Truck	5,150	4%	7,076	6%
Other (1)	(48)	(0%)	(99)	(0%)
Operating income	$143,335	100%	$122,287	100%

	Twelve Months Ended December 31
	2012		2011
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,071,127	61%	$2,672,955	59%
Dedicated	1,079,508	21%	1,031,393	23%
Integrated Capacity Solutions	456,331	9%	355,817	8%
Truck	483,757	10%	504,132	11%
Subtotal	5,090,723	101%	4,564,297	101%
Intersegment eliminations	(35,743)	(1%)	(37,455)	(1%)
Consolidated revenue	$5,054,980	100%	$4,526,842	100%

Operating income

Intermodal	$374,965	71%	$301,439	68%
Dedicated	116,335	22%	103,087	23%
Integrated Capacity Solutions	16,130	3%	13,109	3%
Truck	22,880	4%	26,670	6%
Other (1)	(110)	(0%)	(72)	(0%)
Operating income	$530,200	100%	$444,233	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended December 31
	2012	2011

Intermodal

Loads	368,022	333,000
Average length of haul	1,720	1,726
Revenue per load	$2,231	$2,189
Average tractors during the period *	3,582	3,109

Tractors (end of period)
Company-owned	3,124	2,901
Independent contractor	472	213
Total tractors	3,596	3,114

Net change in trailing equipment during the period	1,049	2,584
Trailing equipment (end of period)	58,962	54,506
Average effective trailing equipment usage	56,473	52,540

Dedicated

Loads	407,801	354,711
Average length of haul	196	210
Revenue per truck per week**	$4,220	$4,172
Average trucks during the period***	5,294	4,915

Trucks (end of period)
Company-owned	4,844	4,571
Independent contractor	15	17
Customer-owned (Dedicated operated)	394	330
Total trucks	5,253	4,918

Trailing equipment (end of period)	13,448	11,211
Average effective trailing equipment usage	14,884	12,472

Integrated Capacity Solutions

Loads	94,315	64,267
Revenue per load	$1,363	$1,539
Gross profit margin	14.1%	13.9%
Employee count (end of period)	453	384
Approximate number of third-party carriers (end of period)	32,300	28,800

Truck

Loads	104,694	113,893
Average length of haul	452	506
Loaded miles (000)	46,690	56,698
Total miles (000)	55,288	65,287
Average nonpaid empty miles per load	81.6	73.9
Revenue per tractor per week**	$3,968	$3,960
Average tractors during the period *	2,258	2,597

Tractors (end of period)
Company-owned	1,192	1,637
Independent contractor	901	948
Total tractors	2,093	2,585

Trailers (end of period)	8,954	9,302
Average effective trailing equipment usage	7,724	8,124

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

 Operating Statistics by Segment

(unaudited)

	Twelve Months Ended December 31
	2012	2011

Intermodal

Loads	1,415,663	1,248,302
Average length of haul	1,702	1,726
Revenue per load	$2,169	$2,141
Average tractors during the period *	3,417	2,924

Tractors (end of period)
Company-owned	3,124	2,901
Independent contractor	472	213
Total tractors	3,596	3,114

Net change in trailing equipment during the period	4,456	8,840
Trailing equipment (end of period)	58,962	54,506
Average effective trailing equipment usage	54,302	49,482

Dedicated

Loads	1,522,740	1,444,518
Average length of haul	201	205
Revenue per truck per week**	$4,164	$4,175
Average trucks during the period***	5,057	4,811

Trucks (end of period)
Company-owned	4,844	4,571
Independent contractor	15	17
Customer-owned (Dedicated operated)	394	330
Total trucks	5,253	4,918

Trailing equipment (end of period)	13,448	11,211
Average effective trailing equipment usage	13,932	12,711

Integrated Capacity Solutions

Loads	326,574	253,344
Revenue per load	$1,397	$1,404
Gross profit margin	13.0%	13.5%
Employee count (end of period)	453	384
Approximate number of third-party carriers (end of period)	32,300	28,800

Truck

Loads	449,366	444,851
Average length of haul	467	514
Loaded miles (000)	207,677	225,997
Total miles (000)	242,311	259,144
Average nonpaid empty miles per load	77.1	72.7
Revenue per tractor per week**	$3,891	$3,869
Average tractors during the period*	2,435	2,557

Tractors (end of period)
Company-owned	1,192	1,637
Independent contractor	901	948
Total tractors	2,093	2,585

Trailers (end of period)	8,954	9,302
Average effective trailing equipment usage	7,985	8,089

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$5,589	$5,450
Accounts Receivable	466,011	411,479
Prepaid expenses and other	82,932	96,613
Total current assets	554,532	513,542
Property and equipment	2,904,706	2,658,143
Less accumulated depreciation	1,019,232	931,273
Net property and equipment	1,885,474	1,726,870
Other assets	24,635	26,920
	$2,464,641	$2,267,332

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$100,000	$50,000
Trade accounts payable	266,722	251,625
Claims accruals	47,442	42,364
Accrued payroll	70,647	77,107
Other accrued expenses	17,199	17,419
Deferred income taxes	750	-
Total current liabilities	502,760	438,515

Long-term debt	585,347	699,177
Other long-term liabilities	53,050	45,382
Deferred income taxes	531,624	516,715
Stockholders' equity	791,860	567,543
	$2,464,641	$2,267,332

Supplemental Data

(unaudited)

	December 31, 2012	December 31, 2011

Actual shares outstanding at end of period (000)	117,529	116,932

Book value per actual share outstanding at end of period	$6.74	$4.85

	Twelve Months Ended December 31
	2012	2011

Net cash provided by operating activities (000)	$548,044	$635,692

Net capital expenditures (000)	$369,679	$445,869